Exhibit 99.1

Cherokee Global Brands Announces Debt Refinancing

•	Completed new $40 million financing agreement with Gordon Brothers Finance Company and Gordon Brothers
•	Increases financial flexibility and liquidity

Sherman Oaks, CA (August 6, 2018) — Cherokee Global Brands (NASDAQ: CHKE), a global brand marketing platform that manages a portfolio of fashion and lifestyle brands, today announced that on August 3, 2018, it replaced its former credit facility with a new $40 million three-year financing agreement with Gordon Brothers Finance Company and Gordon Brothers and new subordinated promissory notes with existing subordinated lenders.

As a result of the refinancing, the Company’s senior lender has been replaced, and holders of junior participation interests in the Company’s former credit facility have increased their subordinated interests by $2.0 million to $13.5 million. Cherokee Global Brands increased its long-term debt from $45.2 million to $53.5 million, which after discounts and issuance costs, will increase the Company’s overall liquidity by approximately $5.5 million.  The Company issued warrants to purchase approximately 2.8 million shares of common stock to the senior and junior lenders at an average exercise price of $0.48 per share in connection with the refinancing.

“Completing this refinancing on favorable terms marks a significant step forward for the company and our global licensing partners and shareholders,” commented Henry Stupp, chief executive officer of Cherokee Global Brands. “The new facility increases our financial flexibility, adding over $5 million in liquidity which will support the company’s ability to realize its strategic objectives. Since the start of fiscal 2019, we have hit several benchmarks, including strengthening of our management team, successfully refining our operations and divesting non-royalty businesses. We are now better positioned to realize the full potential of our high-growth brand opportunities with the support of this more focused and efficient infrastructure. On behalf of my associates and our board of directors, I offer thanks to key stakeholders and licensees and retail partners who remained committed to Cherokee Global Brands’ success throughout this process.”

Houlihan-Lokey, Berkeley Research Group and Mintz Levin acted as advisors to the company.

For further information and full details of the agreement, please refer to the Company's Current Report on Form 8-K, which the Company expects to file with the Securities Exchange Commission (the “SEC”) on or before August 9, 2018. Investors and shareholders are encouraged to review the Current Report in its entirety, including its exhibits. The information in this press release is qualified in its entirety by the contents of the Current Report, including its exhibits.

About Cherokee Inc.

Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®, Magnum®, 50 Peaks® and Interceptor, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license agreements with leading retailers and manufacturers that span over 100 countries, with distribution across 20,000+ retail locations and multiple ecommerce platforms.

About Gordon Brothers Finance Company

Gordon Brothers Finance Company provides debt financing in the form of first and second lien secured term loans, FILO (first in, last out), DIP financing, and unitranche loans. This capital is used by borrowers to fund long-term growth, acquisition financing or to facilitate a turnaround. The main geographical focus is North America, Western Europe and Australia.

About Gordon Brothers

Since 1903, Gordon Brothers (www.gordonbrothers.com) has helped lenders, operating executives, advisors, and investors move forward through change. The firm brings a powerful combination of expertise and capital to clients, developing customized solutions on an integrated or standalone basis across four service areas: valuations, dispositions, operations, and investments. Whether to fuel growth or facilitate strategic consolidation, Gordon Brothers partners with companies in the retail, commercial, and industrial sectors to put assets to their highest and best use. Gordon Brothers conducts more than $70 billion worth of dispositions and appraisals annually. Gordon Brothers is headquartered in Boston, with 25 offices across five continents.

Safe Harbor Statement

This news release may contain forward-looking statements regarding future events and the future performance of Cherokee Global Brands. Forward-looking statements in this press release include, without limitation, express or implied statements regarding: anticipated market developments and opportunities; anticipated growth in the Company’s business; anticipated benefits of the new credit facility; and anticipated effects of the liquidity infusion and recent divestitures intended reduction of long-term debt. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. , including, among others, risks that: the Company and its partners will not achieve the results anticipated in the statements made in this release; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service. A more detailed discussion of such risks and uncertainties are described in the Company’s annual report on Form 10-K filed on April 19 2018, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC the Company makes from time to time. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Cherokee Global Brands

Steve Brink, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400